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                                                                  EXHIBIT 10(ii)
                               HARRIS CORPORATION
                            2000 STOCK INCENTIVE PLAN
                   EXECUTIVE PERFORMANCE SHARE AWARD AGREEMENT
                              TERMS AND CONDITIONS
                                 (AS OF 8/24/01)


         1. PERFORMANCE SHARE AWARD - TERMS AND CONDITIONS. Under and subject to the provisions of the Harris Corporation 2000 Stock Incentive Plan (as amended from time to time the "Plan"), Harris Corporation (the "Corporation") has granted to the Executive a Performance Share Award (the "Award") of such number of shares of Common Stock, $1.00 par value, of the Corporation as set forth and designated in writing by the Corporation to the Executive (the "Stock"). Such Award is subject to the following Terms and Conditions (which together with the Corporation's letter specifying the number of shares subject of the Award, the Performance Period and the Exhibit related thereto is referred to as the "Agreement"):

                  (a) For purposes of the Agreement, the "Performance Period" shall be the Performance Period set forth and designated as such in writing by the Corporation to the Executive.

                  (b) Upon the expiration of the Performance Period and satisfaction of the applicable withholding obligations, the Corporation shall at its option, cause such shares as to which the Executive is entitled pursuant to Section 1(c) hereof either (i) to be issued by delivery of a stock certificate in the name of the Executive or his or her designee, and the certificate shall be released to the custody of the Executive, or (ii) to be credited to an account for the benefit of the Executive or his or her designee maintained by the Corporation's stock transfer agent or its designee.

                  (c) (i) The Award shall be contingent upon the attainment during the Performance Period of the goals exhibit delivered to the Executive at the time of the making of the Award (the "Exhibit"). The payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Exhibit. The final payout determination of the Award will be authorized by the Harris Board of Directors, the Board Committee, or its designee.

                           (ii) If employment is commenced after July 15th of the first fiscal year of the Performance Period (such commencement date is referred to as the "Start Date"), the final payout to be made to the Executive determined in accordance with the prior provisions of this
         Section 1(c) shall be reduced by 1/36th for each month between July 1 of the first fiscal year of the Performance Period and the Start Date. Only a Start Date prior to the 15th of a month shall be deemed employment for a full month. Other than with respect to the final payout, the pro-ration pursuant to this Section will not otherwise impact the Award (e.g., the Executive will have full voting rights and will be entitled to receive dividend equivalent payments and other distributions with respect to all Award shares).



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                  (d) Subject to Section 7 hereof, during the Performance
         Period, the Executive may exercise full voting rights with respect to all shares of Stock subject of the Award and shall be entitled to receive dividends and other distributions paid with respect to such shares. Upon the expiration of the Performance Period, the Executive may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of shares to which the Executive is entitled pursuant to Section 1(c) hereof.

                  (e) The number of shares subject of the Award is based upon the assumption that the Executive shall continue to perform substantially the same duties throughout the Performance Period, and such number of shares may be reduced or increased by the Board of Directors or the Board Committee or its designee without formal amendment of this Agreement to reflect a change in duties during the Performance Period.

         2. TERMINATION OF EMPLOYMENT. Other than in the event of a "change in control" covered in paragraph 5 herein, if the Executive ceases to be an employee of the Corporation or of one of its Subsidiaries or Affiliates prior to the expiration of the Performance Period: (i) for any reason other than death, disability or retirement after age 55 with ten or more years full-time service, all shares of Stock awarded to the Executive hereunder shall be forfeited; or
(ii) due to (a) death, (b) disability or (c) retirement after the Executive has reached age 55 and has ten or more years of full-time service, the Executive shall be eligible to receive a pro-rata proportion of the shares of Stock which would have been issued to the Executive under the Award at the end of the Performance Period determined in accordance with the provisions of Section 1(c) hereof, such pro-rata proportion to be measured by a fraction of which the numerator is the number of months of the Performance Period during which the Executive's employment continued, and the denominator is the full number of months of the Performance Period. For purposes of this Section 2, only employment for 15 days or more of a month shall be deemed employment for a full month.

         3. TRANSFER OF EMPLOYMENT. If the Executive transfers employment from one business unit of the Corporation or an Affiliate to another business unit or Affiliate during a Performance Period, the Executive shall be eligible to receive the number of shares of Stock determined by the Board of Directors or the Board Committee based upon such factors as the Board of Directors or the Board Committee, as the case may be, in its sole discretion may deem appropriate.

         4. PROHIBITION AGAINST TRANSFER. Until the expiration of the Performance Period, the Award and the shares of Stock subject of the Award and the rights granted under these Terms and Conditions and the Agreement are nontransferable except to family members or trust by will or by the laws of descent and distribution, provided that the Award and the shares of stock subject of the Award may not be so transferred to family members or trust except as permitted by applicable law or regulations. Without limiting the generality of the foregoing except as aforesaid, the Award and such shares may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until the expiration of the Performance Period, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

         5. CHANGE IN CONTROL. (a) Upon a "change in control" of the Corporation as defined in Section 11.1 of the Plan, the performance objectives shall be conclusively deemed to have been


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attained. The Award shall be vested immediately prior to the occurrence of a
"change in control." The Award shall be paid to the Executive at the end of the Performance Period, provided however: (i) in the event of death, disability, retirement, or involuntary termination other than for Cause, the Award shall be paid IN STOCK as soon as practicable; (ii) in the event of resignation or termination for Cause, the Award shall be forfeited; and (iii) in the event of a "change in the Corporation's capital structure," at the election of the Executive, the Award shall be paid IN STOCK or converted and paid IN CASH. The amount of the cash payment will be an amount equal to the number of shares subject of the Award multiplied by the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index: (x) during the sixty (60) day period preceding and including the date of a "change in the Corporation's capital structure;" or (y) during the sixty (60) day period preceding and including the date of "change in control". An Award in Stock or cash shall be paid as soon as practicable following a "change in the Corporation's capital structure."

                  (b) For purposes hereof, a "change in the Corporation's capital structure" shall be deemed to have occurred if:

                           (i) the Stock is no longer the only class of the Corporation's common stock;

                           (ii) the Stock ceases to be, or is not readily, tradable on an established securities market (in the United States) within the meaning of Section 409 (l)(1) of the Internal Revenue Code of 1986, as amended;

                           (iii) the Corporation issues warrants, convertible debt, or any other security that is exercisable or convertible into common stock, except for rights granted under the Plan; or

                           (iv) the ratio of total debt to total capitalization exceeds 45 percent. Total debt is the total debt for borrowed money. Total capitalization is consolidated total assets of the Corporation less consolidated total liabilities of the Corporation.

                  (c) "Cause" shall mean (1) a material breach by the Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to physical or mental illness) which is (x) demonstrably willful, continued and deliberate on the employee's part,
         (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and (z) not remedied within fifteen (15) days after receipt of written notice from the Corporation which specifically identifies the manner in which such breach has occurred or (2) the Executive's conviction of, or plea of NOLO CONTENDERE to, a felony involving willful misconduct which is materially and demonstrably injurious to the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board



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         at a meeting of the Board called and held for such purpose (after thirty (30) days notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (1) or (2) has occurred and specifying the particulars thereof in detail. The Company must notify the Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under these Terms and Conditions.

         6. MISCELLANEOUS. These Terms and Conditions and the Agreement (a) shall be binding upon and inure to the benefit of any successor of the Corporation, (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States, and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan, may not be amended without the written consent of both the Corporation and the Executive. No contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Corporation.

         7. SECURITIES LAW REQUIREMENTS. The Corporation shall not be required to issue shares pursuant to the Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Corporation's Stock is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

          8. BOARD COMMITTEE. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         9. ADJUSTMENTS. Non-recurring losses or charges which are separately identified and quantified in the Corporation's audited financial statements and notes thereto including, but not limited to, extraordinary items, changes in tax laws, changes in generally accepted accounting principles, impact of discontinued operations, restructuring charges, restatement of prior period financial results, shall be excluded from the calculation of performance results for purposes of the Plan. However, the Board Committee can choose to include any or all such non-recurring items as long as inclusion of each such item causes the Award to be reduced.

         10. INCORPORATION OF PLAN PROVISIONS. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in


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the Plan. In the event of a conflict between the terms of these Terms and
Conditions and the Agreement and the Plan, the terms of the Plan shall govern.

















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